Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-255419, 333-267045 and 333-271112) and registration statements on Form F-3 (Nos. 333-264110 and 333-276845) of our report dated April 30, 2024, with respect to the consolidated financial statements of Steakholder Foods Ltd.

/s/ Somekh Chaikin

Somekh Chaikin

Member Firm of KPMG International

Tel Aviv, Israel

April 30, 2024